Exhibit 99.1

FOR IMMEDIATE RELEASE
MAY 21, 2008

CHAMPION REPORTS 2ND BEST Q2 and SIX MONTH RESULTS IN COMPANY HISTORY, RECORD YEAR TO DATE CORE EARNINGS AND DIVIDEND

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced earnings for the second quarter of 2008 of $1,395,000 or $0.14 per share compared to earnings of $1,390,000 or $0.14 per share for the same period in 2007.  The second quarter of 2008 trailed only the same period in 2006 in terms of top second quarter performance for the Company and exceeded the first quarter results of 2008 on a sequential basis.

Net income for the six months ended April 30, 2008 represented our second best earnings and record core earnings for the first six months in Company history of $2,673,000 or $0.27 per share in basic and diluted earnings per share. This compares to 2,658,000 or $0.27 per share in basic earnings per share and $0.26 per share on a diluted basis for the same period in 2007. Core net income does not include Hurricane Katrina-related insurance recoveries, net of expenses. The Company had previously reported Hurricane Katrina-related recoveries in 2006. The Company’s balance sheet reflected working capital of $21.6 million, book value per share of $4.98 and total shareholder’s equity of $49.7 million at April 30, 2008.

The Board of Directors also has declared the Company’s quarterly dividend of six cents per share. The cash dividend will be paid on June 23, 2008, to shareholders of record on June 6, 2008. To summarize, Champion recorded:

➢	Record Core net income for six months ended April 30, 2008.
➢	2nd Best Q2 and Six months in Company’s history for the periods ended April 30, 2008.
➢	61st consecutive quarterly dividend since IPO in January 1993.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our fiscal second quarter yielded another strong earnings report for our Company. I am particularly encouraged by our sales growth in the printing segment for the quarter, which was a combination of organic growth and contributions from the commercial printing component of The Herald-Dispatch purchase. The Herald-Dispatch was accretive for the quarter and year to date and indicative of the cash flow and earnings diversification which we had identified as a key component of our investment thesis. We continue our efforts to integrate The Herald-Dispatch into our operations and would expect to begin seeing benefits from targeted acquisition synergies later in our fiscal year. During the second quarter we made a commitment to purchase additional state of the art equipment to expand  functionality and output capacity at our Champion Output Solutions division and were successful in adding two new key accounts in this division commencing with the third quarter of 2008.”

Revenues for the three months ended April 30, 2008 were $39.3 million compared to $33.8 million in the same period in 2007. This change represented an increase in revenues of $5.5 million or 16.1%. Revenues for the six months ended April 30, 2008 increased to $79.6 million from $68.8 million in 2007. This change represented an increase in revenues of $10.8 million or 15.7%. The printing segment experienced a sales increase of $300,000 or 0.6% while the office products and office furniture segment experienced an increase of $900,000 or 5.2% on a year to date basis. Toney K. Adkins, President and Chief Operating Officer, noted, “Our second quarter was particularly encouraging from a printing sales perspective. We have also seen some new account success in the early stages of our third quarter. Our cost structure needs continual monitoring and The Herald-Dispatch acquisition should yield targeted benefits at some point later this year. In the second quarter, our operating income was favorably impacted by certain non-tax related multi-state claims primarily related to various liabilities, specifically related to the Company’s historical accounting treatment of such actions. We continue to monitor all facets of our operating performance and will work to implement improvements and changes that will optimize performance.”

Mr. Reynolds concluded, “We continue to work diligently towards our internal goals and I am encouraged by our continued results for both the second quarter and year to date. I believe all of our core businesses either have significant growth opportunities or fit key strategic niches, both of which should yield long term positive cashflows for our Company. We continue to be encouraged by our acquisition of The Herald-Dispatch and our opportunity to serve the Huntington- Tri State community through a quality newspaper, and look forward to the benefits of that acquisition.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 27,000 and 32,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina and Tennessee) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended April 30,		Six months ended April 30,
	2008	2007	2008	2007
Total revenues	$39,271,000	$33,814,000	$79,565,000	$68,753,000

Net income	$1,395,000	$1,390,000	$2,673,000	$2,658,000
Per share data:
Net income
Basic	$0.14	$0.14	$0.27	$0.27
Diluted	$0.14	$0.14	$0.27	$0.26
Weighted average shares outstanding:
Basic	9,988,000	9,962,000	9,985,000	9,950,000
Diluted	10,041,000	10,133,000	10,043,000	10,121,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492